Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Global Partner Acquisition Corp II (ROC #367603) (the “Company”)

TAKE NOTICE that at an extraordinary general meeting of the Company dated 9 January 2024, the following resolutions were passed:

Proposal No. 1—The Extension Amendment Proposal—RESOLVED, as a special resolution that:

a) Article 49.8 of Global Partner’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new

Article 49.8:

“In the event that the Company does not consummate a Business Combination (i) by a date no later than 14 July 2024 and (ii) such later date as may be approved by the Members in accordance with the Articles (in any case, such date being referred to as the “Termination Date”), the Company shall (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Global Partner to pay its income taxes, if any (less up to $100,000 of interest to pay liquidation expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Global Partner’s remaining shareholders and the Board, liquidate and dissolve, subject in each case to Global Partner’s obligations under Cayman Islands law to provide for claims of creditors and to requirements of other applicable law.

If the Company completes a Business Combination, it will, at the option of the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”), repay the amounts loaned under existing promissory notes or convert a portion or all of the amounts loaned under such promissory note into warrants, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of the IPO. If the Company does not complete a Business Combination by the applicable Termination Date, such promissory note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.”

b) Article 49.9(a) of Global Partner’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.9(a):

“to modify the substance or timing of the Company’s obligation to provide holders of Class A Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within forty-two months after the date of the IPO;”

Proposal No. 2 — The Redemption Limitation Amendment Proposal — RESOLVED, as a special resolution that:

a) Article 49.2(b) of Global Partner’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.2(b):

“provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then issued Public Shares.”

b) Article 49.4 of Global Partner’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.4:

“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”

c) Article 49.5 of Global Partner’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.5:

“Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

d) Article 49.9 of Global Partner’s Amended and Restated Memorandum and Articles of Association be amended by the deletion of the last sentence stating: “The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”

Proposal No. 3 — Founder Conversion Amendment Proposal — RESOLVED, as a special resolution that:

Article 49.11 of Global Partner’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.11:

“Except in connection with the conversion of Class B Shares into Class A Shares pursuant to Article 17 where the holders of such Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a) receive funds from the Trust Account; or

(b) vote as a class with Public Shares on a Business Combination or on any other proposal presented to shareholders prior to or in connection with the completion of an initial Business Combination or (b) to approve an amendment to the Memorandum or the Articles to (x) extend the time the Company has to consummate a Business Combination beyond fortytwo months from the closing of the IPO or (y) amend the foregoing provisions.”

Proposal No. 4 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the Shareholder Meeting to a later date or dates if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient Class A ordinary shares, par value $0.0001 per share and Class B ordinary shares, par value $0.0001 per share.

/s/ Margo Richardson
Margo Richardson
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 11th day of January 2024

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